Exhibit 4.5

Term Sheet relating to the principal terms and conditions of Amendment N°4 to the facility dated December 26, 2002

by and between:

    - SCORE
    - BNP PARIBAS
    - CREDIT INDUSTRIEL ET COMMERCIAL
    - NATEXIS BANQUES POPULAIRES
    - CALYON
    - WESTLB AG
    - CDC FINANCE — CDC IXIS
    - CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE

WESTLB AG has, by a letter dated August 10, 2004, notified BNP Paribas (the Issuing Bank) of its decision to withdraw from the contract dated December 26, 2002 (as modified by the respective amendments of April 17, 2003, November 13, 2003, and September 8, 2004) by which the Issuing Bank and the other above-mentioned banks (the Participating Banks) have granted to SCOR Vie a line of credit utilizable through the issue of letters of credit and participations.

The Participating Banks share the stakes, as from January 1st, 2005, as follows:

BNP Paribas CAYLON Natexis Banques Populaires CIC CDC Finance — CDC Ixis CRCAM de Paris et d’Ile de France	33% 23% 17% 15% 7% 5%

As of January 1st, 2005, the maximum amount of the facility made available for SCOR is reduced to $115,000,000. as a result of a partial waiver of the opening of credit on the part of SCOR.

The new term of the contract has been set on December 31, 2005.

Utilization fee Non-utilization fee	0.15% per year 0.06%

Contract extension fee 0.045% (flat)

Issue commission	US$400 (excluding tax)

(payable to the Issuing Bank each time a standby letter of credit is issued)

Late interest	LIBOR US$ overnight + 2% per year.

Amendments to the Contract (Amendment N°4 is subject to the prior written consent of the respective credit committees of the Issuing Bank and the Participating Banks) :

Definitions	The definition of « Filiales Principales »

A material adverse change (MAC) clause has been inserted by Amendment N°1 in the facility agreement.

Representations	A few representations have been amended, in order to update the provisions re: collateral/security and sale of shares.

Covenants	The following covenants have been updated (among others) which relate to SCOR and its main subsidiaries :

Amendment of article 10.1 (a), (b) et (c) : remittance of the financial statements 5 months at the latest after the fiscal year ends ; remittance of half-year and quarterly the financial statements 3 months at the latest after the semester or the quarter ends ;

Amendment of article 10.1 (g) : (i) obligation to inform the Banks of any sale of substantial assets above EUR 50,000,000 made by SCOR S.A. and (ii) obligation to inform the Banks of any sale of substantial assets above $75,000,000 made by SCOR’s main subsidiaries ;

Amendment of article 10.2 (i) : negative pledge (except collateral/security resulting from the law, real collateral given to Naxetis Banques Populaires, existing collateral, collateral given in the normal course of reinsurance activities and other collateral for an aggregate amount below €250,000,000 as from the entry into Amendment N°4 ;

Amendment of article 10.2 (j) (personal collateral and guaranties) : addition of a new paragraph (iv) : authorization of collateral to be given for an aggregate amount below €125,000,000 as from the entry into of Amendment N°4 ;

Amendment of article 10.6 (sale of assets) : the sale of SCOR VIE is not allowed without the prior consent of the majority of the Participating Banks.

Amendment of article 10.15 (Reduction of the share capital) : authorization of the share repurchases effected pursuant to articles L.225-208 and L.225-209 of the French Code of Commerce.

Events of Default	Amendment of the following Events of Default :

Cross default : threshold has been raised to €50,000,000 ; possibility to avoid the cross default provisions by establishing that an agreement has been entered into with the creditors; the cross-default provisions resulting from the SCOR VIE Contract have been maintained without any applicable threshold

The threshold for seizures and registered claims has been raised to €30,000,000

The cross-default provisions resulting from the Contract have been maintained

Collateral/security	The existing collateral/security have been maintained, it being specified that the legal documentation relating thereto will have to be amended in order to take into account the changes that occurred since their constitution.